Exhibit 10.3

Sixth Amendment
Dated as of June 28, 2002
to
Receivables Sale Agreement
Dated as of December 20, 1996

This Amendment (the "Amendment"), dated as of June 28, 2002, is entered into among IPL Funding Corporation (the "Seller"), Windmill Funding Corporation, a Delaware corporation ("Windmill"), ABN AMRO Bank N.V., as Windmill's program letter of credit provider (the "Enhancer"), the Liquidity Provider listed on the signature page hereof (the "Liquidity Provider") and ABN AMRO Bank N.V., as agent for Windmill, the Enhancer and the Liquidity Provider (the "Agent").

Reference is hereby made to that certain Receivables Sale Agreement, dated as of December 20, 1996 (as amended, supplemented or otherwise modified through the date hereof, the "Sale Agreement"), among the Seller, Windmill, the Enhancer, the Liquidity Provider and the Agent. Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Subject to the following terms and conditions, including without limitation the conditions precedent set forth in Section 2, upon execution by the parties hereto in the space provided for that purpose below, the Sale Agreement shall be, and it hereby is, amended as follows:

(a) The reference to "BBB- " appearing in clause (i) of the defined term "Termination Event" appearing in Schedule I of the Sale Agreement is deleted and replaced with "BB+".

(b) Section 4.1 (g) of the Sale Agreement is hereby deleted and replaced with the following:

(g) No Actions, Suits. There are no actions, suits or other proceedings, except as set forth on Schedule III attached hereto, (including matters relating to environmental liability and utility or other regulatory matters) pending or threatened against or affecting the Seller, the Originator or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may reasonably be expected to have a material adverse effect on the financial condition of the Seller, the Originator or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, the Originator or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Originator and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.

(c) Schedule III attached hereto is hereby added to the Sale Agreement.

(d) Exhibit F to the Sale Agreement is hereby amended by deleting the reference to "Fort Ben Energy Management Corporation".

Section 2. Section 1 of this Amendment shall become effective only once the Agent has received, in form and substance satisfactory to the Agent, all documents and certificates as the Agent may reasonably request and all other matters incident to the execution hereof are satisfactory to the Agent.

Section 3. The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed. From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 4. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 5. This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois.

In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

ABN AMRO Bank N.V., as the Agent, as the Liquidity Provider and as the Enhancer

By:

Title:

By:

Title:

Windmill Funding Corporation

By:

Title:

IPL Funding Corporation

By:

Title:

Schedule III

Originator has been named as a defendant in approximately 41 lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in Originator's power plants. Originator has been named as a "premises defendant" in that Originator did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by Originator. Many of the primary defendants --the asbestos manufacturers--have filed for bankruptcy protection, and it is expected that many of the remaining manufacturers will also be forced into bankruptcy. Originator has insurance coverage for many of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote "occurrence" coverage policies applicable to the period of time during which much of the exposure has been alleged. Although Originator does not believe that any of the pending asbestos suits in which Originator is a named defendant will have a material adverse effect on Originator's business or operations, Originator is unable to predict the number or effect any additional suits may have, or the consequences to Originator of the bankruptcy of the asbestos manufacturers; accordingly, Originator cannot assure the Purchasers that the pending or any additional suits will not have a material effect on its business or operations. Trial of one asbestos case is set for trial in July 2002 and one in September 2002.

In March 2002, IPALCO and certain of its former officers were sued in the U.S. District Court for the Southern District of Indiana for alleged breaches of fiduciary duty stemming from declines in the prices of AES and IPALCO stock held by certain of IPALCO's benefit plans. Originator believes that this suit is without merit. While Originator cannot predict the outcome, Originator does not believe that the suit will have a material adverse effect on its financial condition, results of operations or liquidity.